Exhibit 1.1

April 1, 2010

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
700 Kansas Avenue
Topeka, Kansas 66603

Attention:	Mr. John B. Dicus
Chairman of the Board, President and Chief Executive Officer

Ladies and Gentlemen:

                We understand that the Boards of Directors of Capitol Federal Savings Bank, MHC (“MHC”) and its subsidiaries, Capitol Federal Financial (“CFFN”) and Capitol Federal Savings Bank (the “Bank”), are considering the adoption of a Plan of Conversion and Reorganization (the “Plan”) pursuant to which the Company will be converted from mutual holding company to stock holding company form, and all of the shares of CFFN currently outstanding (other than shares held by the MHC) will be exchanged for shares of common stock of a successor stock holding company to be formed in connection with the reorganization (the “Holding Company”). Concurrently with the reorganization, the Holding Company also intends to offer and sell certain shares of common stock (the “Shares”) in a public offering to be conducted on a best efforts basis. The MHC, CFFN, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company” and their respective Boards of Directors are collectively referred to herein as the “Board.”

                 Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible members of the MHC and the Company’s tax-qualified employee stock benefit plans in a Subscription Offering and, concurrently and subject to the prior rights of eligible members, to the public in a Direct Community Offering (collectively, the “Subscription and Direct Community Offering”), with a preference given in the Direct Community Offering to CFFN’s existing shareholders and residents of the Bank’s community. Shares not subscribed for in the Subscription and Direct Community Offering will be offered to the general public in a Syndicated Community Offering (together with the Subscription and Direct Community Offering, the “Offering”). Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of our engagement.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 2

Advisory and Marketing Agent Services

                Sandler O’Neill will advise the Company in its preparation for the Offering. We will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services will include the following:

1.	Consulting with the Company as to the financial and securities market implications of the Plan;

2.	Consulting with the Company as to the financial and securities market implications of proposed or actual changes in laws or regulations affecting the Company;

3.	Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the common stock of the Holding Company;

4.
Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

5.	Assisting in the design and implementation of a marketing strategy for the Offering;

6.
Assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the Offering, including assistance in preparing presentation materials for such meetings; and

7.	Providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the Offering.

                Sandler O’Neill will act as exclusive marketing agent for the Company in the Subscription and Direct Community Offering and will serve as sole lead manager of the Syndicated Community Offering. The Company, in consultation with  Sandler O’Neill, may invite an additional investment banking firm to serve as co-manager of the Syndicated Community Offering (“Co-manager”). In consultation with the Company,  Sandler O’Neill may also seek to form a syndicate of registered dealers to assist in the Syndicated Community Offering (all such registered dealers participating in the Offering, including  Sandler O’Neill and the Co-manager, the “Syndicate Member Firms”). Pursuant to the terms of the Plan,  Sandler O’Neill will endeavor to distribute the Shares among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain Syndicate Member Firms. It is understood that in no event shall any Syndicate Member Firm be obligated to take or purchase any Shares in the Offering.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 3

Advisory Fees

                In consideration of the advisory services to be provided by  Sandler O’Neill hereunder, the Company agrees to pay  Sandler O’Neill the following fees: (a) a non-refundable retainer fee equal to $200,000, due and payable upon the Company’s execution of this letter agreement, and (b) a non-refundable monthly retainer fee of $75,000, due and payable on the first day of each month commencing on May 1, 2010 and continuing until the later of the date that the Offering is completed or terminated (in the aggregate, the “Advisory Fee”); provided, however, that in no case will the Advisory Fee exceed $500,000. The Advisory Fee paid pursuant to this paragraph shall be fully credited against any Marketing Agent Fees that may become due and payable in accordance with the following section.

Marketing Agent Fees

                If the Offering is consummated, the Company agrees to pay  Sandler O’Neill for its marketing agent services a fee of 0.75% of the aggregate Actual Purchase Price of all Shares sold in the Subscription and Direct Community Offering, excluding Shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any charitable foundation established by the Company (or any Shares contributed to such a charitable foundation), and (iii) any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust).

                With respect to any Shares sold in the Syndicated Community Offering, the Company agrees to pay (a) a management fee of 1.00% of the Actual Purchase Price of each Share sold in the Syndicated Community Offering, 75% of which shall be paid to  Sandler O’Neill and 25% to the Co-manager, and (b) a selling concession of 3.50% of the Actual Purchase Price of each Share sold in the Syndicated Community Offering, which shall be payable to the Syndicate Member Firm selling such Share in the Syndicated Community Offering; provided, however, that sales credit for a minimum of 30% of the Shares sold in the Syndicated Community Offering shall be reserved for Syndicate Member Firms other than  Sandler O’Neill.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 4

                For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Company’s common stock are sold in the Offering. It is understood and agreed that no fee shall be paid with respect to any shares issued to minority shareholders in exchange for their current shares as a result of the reorganization. All marketing agent fees payable hereunder shall be payable in cash at the time of the closing of the Offering.

Records Agent Services

                The Company agrees that  Sandler O’Neill shall also serve as records management agent for the Company in connection with the Offering. In our role as Records Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

1.	Consolidation of Deposit Accounts and Vote Calculation;
2.	Design and Preparation of Proxy Forms for Member Vote and Stock Order Forms for the Subscription and Direct Community Offering;
3.	Organization and Supervision of the Conversion Center;
4.	Proxy Solicitation and Special Meeting Services for Member Meeting; and
5.	Subscription Services.

Each of these services is further described in Appendix A to this agreement. The Company will furnish  Sandler O’Neill with such information as  Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the “Records”). The Company recognizes and confirms that  Sandler O’Neill (a) will use and rely primarily on the Records without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Records.

                Sandler O’Neill, as Records Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 5

Expenses

                If the Offering is consummated, Sandler O’Neill and any co-manager shall bear all of their out-of-pocket expenses incurred in connection with the Offering, including fees and disbursements of their legal counsel. If the Offering is not consummated, the Company agrees to reimburse Sandler O’ Neill and any co-manager for their reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, including, without limitation, legal fees and expenses, data processing fees and expenses, postage, document production, advertising, syndication and travel expenses; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. Any such expense reimbursement shall be payable in cash upon the termination of Sandler O’Neill’s engagement hereunder or termination of the Offering, as the case may be. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

                As is customary, the Company will bear all other expenses incurred in connection with the Offering and the Conversion Center, including, without limitation, (a) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (b) the cost of printing and distributing the offering materials; (c) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Shares in the various states; (d) listing fees; (e) all fees and disbursements of the Company’s counsel, accountants and other advisors; and (f) the establishment and operational expenses for the Conversion Center (e.g. postage, telephones, supplies, etc.). In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

Due Diligence Review

                Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 6

Blue Sky Matters

                Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O’Neill’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

Confidentiality

                Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents, consultants and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 7

Indemnification

                The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided further that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (b) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O’Neill.

                The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

Miscellaneous

                The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 8

                Sandler O’Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (i) the obligations set forth under the captions “Advisory Fees,” “Expenses,” “Confidentiality” and “Indemnification,” and (ii) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Offering relating to the services of Sandler O’Neill in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

                Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (a) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (b) preparation of offering materials that are satisfactory to Sandler O’Neill, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (d) agreement that the price established by the independent appraiser for the Offering is reasonable, and (e) market conditions at the time of the proposed Offering.

                This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Boards of Directors
Capitol Federal Savings Bank, MHC
Capitol Federal Financial
Capitol Federal Savings Bank
April 1, 2010
Page 9

                Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.
By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Kevin P. O’Keefe
Kevin P. O’Keefe
Authorized Signatory

Accepted and agreed to as of
the date first written above:

CAPITOL FEDERAL SAVINGS BANK, MHC
CAPITOL FEDERAL FINANCIAL
CAPITOL FEDERAL SAVINGS BANK

John B. Dicus
Chairman, President and Chief Executive Officer

APPENDIX A

RECORDS AGENT SERVICES

I.	Consolidation of Deposit Accounts/Vote Calculation
	1.	Consolidate files in accordance with regulatory guidelines and create central file.
	2.	Our EDP format will be provided to your data processing people.
	3.	Vote calculation.

II.	Design and Preparation of Proxy and Stock Order Forms
	1.	Assist in designing proxy cards and stock order forms for voting and ordering stock.
	2.	Prepare deposit account holder data for proxy cards and stock order forms (stockholder data to be supplied by Company’s transfer agent).

III.	Organization and Supervision of Conversion Center
	1.	Advising on the physical organization of the Conversion Center, including materials requirements.
	2.	Assist in the training of all Bank personnel and temporary employees who will be staffing the Conversion Center.
	3.	Establish reporting procedures.
	4.	On-site supervision of the Conversion Center during the proxy solicitation/offering period.

IV.	Special Meeting of Members Services
	1.	Proxy and ballot tabulation.
	2.	Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.
	3.	If required, delete voting record date accounts closed prior to special meeting.
	4.	Produce final report of vote.

V.	Subscription Services
	1.	Produce list of depositors by state (Blue Sky report).
	2.	Production of subscription rights and research books.
	3.	Stock order form processing.
	4.	Acknowledgment letter to confirm receipt of stock order.
	5.	Daily reports and analysis.
	6.	Proration calculation and share allocation in the event of an oversubscription.
	7.	Produce charter shareholder list.
	8.	Interface with Transfer Agent for Stock Certificate issuance.
	9.	Refund and interest calculations.
	10.	Confirmation letter to confirm purchase of stock.
	11.	Notification of full/partial rejection of orders.
	12.	Production of 1099/Debit tape.